Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-135092) and Form S-8 (Nos. 33-42354, 33-63510, 33-79756, 33-79664, 333-48357, 333-68815, 333-81821, 333-94405, 333-126010, 333-138544) of Allied Waste Industries, Inc. of our report dated February 20, 2008 relating to the consolidated financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, and of our report dated February 20, 2008 relating to the consolidated financial statements and financial statement schedule of Browning-Ferris Industries, LLC, which appear in this Annual Report on Form 10-K. We also consent to the reference to us under the heading “Selected Financial Data” in this Form 10-K.
PricewaterhouseCoopers LLP
Phoenix, Arizona
February 20, 2008